NEWS RELEASE

Current Technology’s Celevoke Clarifies Patent position

VANCOUVER, British Columbia June 18, 2008 – Current Technology Corporation (the “Company”) (OTCBB: CRTCF) has become aware that certain information relating to its subsidiary’s intellectual property and that the Company believes is inaccurate has been released to the market by a third party. The purpose of this news release is to respond to and correct the inaccurate information released by the third party.

The Company’s 51% owned Texas-based subsidiary Celevoke, Inc. (“Celevoke”) has a non-exclusive worldwide license to manufacture, market and sell Wireless Triggerable Location and Remote Control products (ie, its proprietary Telematics Systems) developed by LunarEYE, Inc. (“LunarEYE”), a Texas corporation. LunarEYE owns a number of issued and pending patents (including US Patent number 6,484,035, referred to herein as the “035 Patent”) in the United States and other countries around the world. On May 11, 2007 LunarEYE filed a lawsuit against Webtech Wireless Inc. of Burnaby, British Columbia (“WEW”) alleging patent infringement. Subsequent to May 2007, WEW submitted a Request for Re-Examination of the “035” Patent to the US Patent and Trademark Office (“USPTO”). In its Management Discussion and Analysis for the quarter ended April 30, 2008 which is dated June 13, 2008, WEW on page 11 made the following statement: on June 10, 2008 WEW received notice from the USPTO that “the patent in question (ie, the 035 Patent) had been rejected by the USPTO”.  Current Technology believes this statement is misleading, at best.

“The correspondence WEW referenced from the USPTO is in fact a non-final office action concerning claim 3. There are three claims in the 035 Patent,” stated Celevoke and LunarEYE CEO, Chuck Allen. “Based solely on prior art information provided by WEW, and absent of even our first response, the USPTO issued notice it is re examining only one of the three claims. The other two claims are unaffected by the action. Basically the USPTO has only heard one side of the story, and characterizing the office action as ‘final’ is simply inaccurate. The 035 Patent is still validly issued and in full force and effect. Further, LunarEYE has 60 days in which to make its arguments to the examiner at the USPTO in support of its questioned claim, validity contentions and patentability position over the prior art which the examiner will consider next. LunarEYE plans to respond aggressively and as quickly as possible to the patent office, and is hopeful the questioned claim ultimately will be upheld and unaffected.”

Chuck Allen continued, “We consider this matter to be of the highest priority and will devote an appropriate level of time and attention to defending it before the USPTO. To that end, we may agree to delay the start of the WEW trial which is scheduled to commence November 2008 in the Eastern District of Texas until this USPTO matter is resolved.”

Current Technology CEO Robert Kramer concluded, “We believe this matter will have no impact on Celevoke’s business going forward, and we stand behind our previous statements concerning market opportunities for Celevoke.”

About Celevoke

Celevoke is poised to become a market leader in the projected $38.3 billion (by 2011) global market for Telematics (according to ABI Research), which is the integrated use of telecommunications and informatics. More specifically, it is the science of sending, receiving and storing information wirelessly via telecommunication devices. Celevoke has integrated Telematics and Global Positioning Systems (GPS) with sensing technology. This proprietary suite of hardware and software products enables users to remotely monitor, track, control and protect a wide variety of asset classes. Examples include people, automobiles and trucks, shipping containers and covert vehicles used for law enforcement and intelligence gathering in a global marketplace.

Forward Looking Statement

The news release contains forward-looking statements concerning the Company’s business operations, and financial performance and condition. When used in the news release the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include but are not limited to technological change, regulatory change, the general health of the economy and competitive factors. Many of these factors are beyond the Company’s control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements.

Contact:

CORPORATE:

Current Technology Corporation

Robert Kramer, 1-800-661-4247

or

INVESTOR RELATIONS:

Polestar Communications

Richard Hannon, 1-866-858-4100

or

Piedmont IR, LLC

Keith Fetter or Darren Bankston

678-455-3696